Exhibit 99.1

Intrepid Potash Announces Change of Chief Accounting Officer

DENVER; March 24, 2017 - Intrepid Potash, Inc. (NYSE:IPI) (“Intrepid”) today announced that Brian Frantz, Senior Vice President and Chief Accounting Officer of Intrepid, will resign from Intrepid effective April 7, 2017, to pursue another career opportunity.  Joseph Montoya, who has served in various accounting leadership roles at Intrepid since April 2014, has been appointed Vice President and Chief Accounting Officer effective April 7, 2017.

“We thank Brian for his leadership and contributions during his tenure at Intrepid.  We wish him well in his new role,” said Bob Jornayvaz, Intrepid’s Executive Chairman, President and CEO.  “Joseph is well-prepared to step into the Chief Accounting Officer role and I am confident in his abilities as a financial leader. Having previously been a Divisional Controller for our New Mexico operations, Joseph has an in-depth understanding of Intrepid and our operations.  This, combined with his broad experience serving in leadership roles for publicly traded companies, will be a tremendous asset to the team moving forward.”

Mr. Montoya, 50, will serve as Intrepid’s principal financial officer and principal accounting officer.  Since May 2016, he has served as Intrepid’s Controller, and previously was Divisional Controller of Intrepid’s New Mexico operations from April 2014 to May 2016.  Prior to joining Intrepid, Mr. Montoya was Chief Financial Officer of Stoneside, LLC, a private company specializing in custom window coverings, from July 2013 to April 2014.  From 2011 to June 2013, Mr. Montoya was Vice President of Internal Audit for Molycorp Inc., a public company in the rare earths mining industry.  Mr. Montoya also previously served in various senior financial leadership roles, including as Vice President of Internal Audit, Controller, Regional Controller, and Director of Financial Planning and Analysis, for various public companies.  He began his career at Arthur Andersen, LLP.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash.  Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid’s production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab.  Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-Looking Statements:

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about the Company’s expectations for new members of management. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid’s actual results to be materially different from its forward-looking statements include the following:

•                  the Company’s evaluation and assessment of potential strategic alternatives and any possible outcomes of that assessment;

•                  the Company’s ability to consummate any strategic transaction on favorable terms or at all;

•                  the Company’s ability to comply with the revised terms of its senior notes and its revolving credit facility, including the covenants in each agreement, to avoid a default under those agreements;

•                  the Company’s ability to successfully execute on its plans to transition the Company’s sales model after the idling of the West facility and the transitioning of the East facility to Trio®-only production;

•                  the Company’s ability to successfully identify and implement any opportunities to expand operations to include more by-products and non-potassium related products;

•                  the Company’s ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure;

•                  changes in the price, demand, or supply of potash or Trio®;

•                  the costs of, and the Company’s ability to successfully construct, commission, and execute, any strategic projects;

•                  declines or changes in agricultural production or fertilizer application rates;

•                  further write-downs of the carrying value of assets, including inventories;

•                  circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•                  changes in reserve estimates;

•                  currency fluctuations;

•                  adverse changes in economic conditions or credit markets;

•                  the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•                  adverse weather events, including events affecting precipitation and evaporation rates at the Company’s solar solution mines;

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•                  changes in the prices of raw materials, including chemicals, natural gas, and power;

•                  the Company’s ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•                  declines in the use of potash products by oil and gas companies in their drilling operations;

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•                  the Company’s inability to fund necessary capital investments;

•                  and the other risks, uncertainties, and assumptions described in the Company’s periodic filings with the Securities and Exchange Commission, including in “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

In addition, new risks emerge from time to time.  It is not possible for the Company to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change.  We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Brian Frantz, Senior Vice President and Chief Accounting Officer

Phone:  303-996-3023

Email: brian.frantz@intrepidpotash.com